Exhibit 10.1

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: Up to $650,000	Dated as of June 27, 2022

Lerer Hippeau Acquisition Corp., a Delaware corporation (“Maker”), promises to pay to the order of LHAC Sponsor LLC, a Delaware limited liability company, or its registered assigns or successors in interest (collectively, “Payee”), or order, the principal sum of Six Hundred Fifty Thousand Dollars ($650,000), plus any interest accrued thereon in accordance with Section 3 hereof, or such lesser amount as shall have been advanced by Payee to Maker and shall remain unpaid under this Note on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by Maker to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. The entire unpaid principal balance of this Note shall be due and payable in full on the earlier of: (i) March 9, 2023, which is the date that is 24 months from the closing of Maker’s initial public offering of its securities (the “IPO”), or if the period of time that Maker has to consummate a Business Combination (as defined below) is extended as a result of an amendment to its Amended and Restated Certificate of Incorporation, the latest date of such extended period, and (ii) the date on which Maker consummates a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) (such earlier date of (i) and (ii), the “Maturity Date”), unless accelerated upon the occurrence of an Event of Default (as defined below). The principal balance may be prepaid at any time by Maker, at its election and without penalty. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of Maker, be obligated personally for any obligations or liabilities of Maker hereunder.

2. Drawdown Requests. Maker and Payee agree that Maker may request, from time to time, up to Six Hundred Fifty Thousand Dollars ($650,000) in drawdowns under this Note to be used for costs and expenses related to Maker’s proposed Business Combination and for general corporate purposes. The principal of this Note may be drawn down from time to time prior to the Maturity Date upon request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Ten Thousand Dollars ($10,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns outstanding under this Note at any time may not exceed Six Hundred Fifty Thousand Dollars ($650,000). No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

3. Interest. This Note shall bear interest at the lowest short-term Applicable Federal Rate (within the meaning of Internal Revenue Code Section 1274) in effect as of the date hereof. Interest shall accrue and be due and payable in full on the earlier of: (i) the Maturity Date and (ii), if the principal balance is prepaid at any time by Maker as set forth in Section 1 hereof, such prepayment date.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid interest that has accrued and the principal balance of this Note.

5. Conversion.

a) Notwithstanding anything contained in this Note to the contrary, at Payee’s option, at any time prior to Maker’s first payment of all or any portion of the full balance, including the principal amount outstanding and any and all interest earned thereon (the “Full Balance”), of this Note in cash, Payee may elect to convert all (but not less than all) of the Full Balance of this Note into that number of shares (the “Conversion Shares”), equal to: (x) the Full Balance of this Note being converted pursuant to this Section 5, divided by (y) $10.00, rounded up to the nearest whole number of shares. The Conversion Shares shall be identical to the shares issued by Maker to Payee in the private placement that occurred upon consummation of the IPO. The Conversion Shares, and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock split, stock dividend, reorganization, recapitalization or the like, shall be entitled to the registration rights set forth in Section 6 hereof.

b) Upon the conversion of the Full Balance of this Note, (i) the Full Balance shall be so converted and the Note shall become fully paid and satisfied, (ii) Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Conversion Shares, and (iii) in exchange for the surrendered Note, Maker shall, at the direction of Payee, deliver to Payee (or its members or their respective affiliates) (Payee or such other persons, the “Holders”) the Conversion Shares, which shall bear such legends as are required in the opinion of counsel to Maker or by any other agreement between Maker and Payee and applicable state and federal securities laws.

c) The Holders shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Shares upon conversion of this Note pursuant hereto; provided, however, that the Holders shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holders in connection with any such conversion.

d) The Conversion Shares shall not be issued upon conversion of this Note unless such issuance and such conversion comply with applicable law.

6. Registration Rights. Reference is made to that certain Registration Rights Agreement between Maker and the parties thereto, dated as of March 4, 2021 (the “Registration Rights Agreement”). All Conversion Shares issued pursuant to the terms of this Note (if any) shall be deemed to be Registrable Securities for all purposes of the Registration Rights Agreement.

7. Events of Default. The following shall constitute an event of default (“Event of Default”):

a) Failure to Make Required Payments. Failure by Maker to pay the Full Balance due pursuant to this Note on the Maturity Date.

b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

8. Remedies.

a) Upon the occurrence of an Event of Default specified in Section 7(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid Full Balance of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

b) Upon the occurrence of an Event of Default specified in Sections 7(b) or 7(c), the unpaid Full Balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

9. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

10. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

11. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

12. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK.

13. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Trust Waiver. Notwithstanding anything herein to the contrary, Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account established in which proceeds of the IPO (including the deferred underwriting discounts and commissions) and proceeds of the sale of the private placement shares issued in connection with the consummation of the IPO were deposited, as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

15. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

16. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

LERER HIPPEAU ACQUISITION CORP.

By:	/s/ Eric Hippeau
Name: Eric Hippeau
Title: Chief Executive Officer

Agreed and Acknowledged:

LHAC SPONSOR LLC,
a Delaware limited liability company

By: KEB II LLC, its Managing Member

By:	/s/ Eric Hippeau
Name: Eric Hippeau
Title: Authorized Signatory

By:	/s/ Kenneth Lerer
Name: Kenneth Lerer
Title: Authorized Signatory

By:	/s/ Ben Lerer
Name: Ben Lerer
Title: Authorized Signatory

[Signature Page to Promissory Note]